Filed Pursuant to Rule 424(b)(2)
File No. 333-202840

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, September 8, 2016

Pricing Supplement No. 734 dated September     , 2016 (To Prospectus Supplement dated March 18, 2015

and Prospectus dated March 18, 2015)

Wells Fargo & Company Medium-Term Notes, Series K Equity Index Linked Securities $ Digital Securities With Buffered Downside
(Principal at Risk Securities Linked to the S&P® Banks Select IndustryTM Index)

Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment on the stated maturity date (which will be set on the trade date and is expected to be the third scheduled business day following the determination date) that may be greater than, equal to or less than the $1,000 face amount per security, depending on the performance of the S&P® Banks Select Industry™ Index as measured from the trade date to the determination date (expected to be within the range of 19 and 22 months following the trade date). If the S&P® Banks Select Industry™ Index appreciates (regardless of the extent of that appreciation), or if it does not depreciate, you will receive the maximum settlement amount (expected to be within the range of $1,150.40 to $1,176.90 for each $1,000 face amount security), resulting in a contingent fixed return at maturity of 15.04% to 17.69% (to be determined on the trade date). If the level of the S&P® Banks Select Industry™ Index declines by up to the buffer amount of 10%, you will receive the face amount of your securities. However, if the level of the S&P® Banks Select Industry™ Index declines by more than 10%, you will lose approximately 1.1111% of the face amount of your securities at maturity for every 1% by which the decline is more than 10%.

In exchange for the contingent fixed return and downside buffer features, you must be willing to forgo (i) a return on the face amount of the securities in excess of the contingent fixed return at maturity of 15.04% to 17.69%, (ii) interest on the securities and (iii) dividends paid on the stocks included in the S&P® Banks Select Industry™ Index. You must also be willing to accept the risk that, if the level of the S&P® Banks Select Industry™ Index declines by more than 10%, you will lose some, and possibly all, of the face amount of your securities at maturity. All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the S&P® Banks Select Industry™ Index for payment. If Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment.

To determine your payment at stated maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level on the determination date from the initial underlier level (set on the trade date). On the stated maturity date, for each $1,000 face amount security:

•

if the underlier return is zero or positive (the final underlier level is equal to or greater than the initial underlier level), you will receive an amount in cash equal to the maximum settlement amount of $1,150.40 to $1,176.90 (to be set on the trade date); or

•	if the underlier return is negative but not below -10% (the final underlier level is less than the initial underlier level but not by more than 10%), you will receive $1,000; or

•

if the underlier return is negative and is below -10% (the final underlier level is less than the initial underlier level by more than 10%), you will lose approximately 1.1111% of the face amount of your securities for every 1% by which the underlier return is below -10%. In this case, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1111 times (b) the sum of the underlier return plus 10% times (c) $1,000. This amount will be less than $1,000 and may be zero.

The securities will not be listed on any securities exchange and are designed to be held to maturity.

On the date of this preliminary pricing supplement, the estimated value of the securities is approximately $968.35 per $1,000 face amount security. While the estimated value of the securities on the trade date may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the trade date be less than $953.35 per $1,000 face amount security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-9.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price(1)	Agent Discount(2)	Proceeds to Wells Fargo
Per Security	$1,000.00	$16.70	$983.30
Total

(1)	The original offering price is $983.30 per $1,000 face amount security for investors purchasing the securities in certain fee-based advisory accounts.
(2)

The agent will receive an agent discount of $16.70 per $1,000 face amount security; provided that the agent will not receive an agent discount with respect to any security purchased in a fee-based advisory account at an original offering price of $983.30 per $1,000 face amount security. Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

Investment Description

The Principal at Risk Securities Linked to the S&P® Banks Select Industry™ Index are senior unsecured debt securities of Wells Fargo & Company that do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the face amount of the securities depending on the performance of the S&P® Banks Select Industry™ Index (the “underlier”) from the initial underlier level to the final underlier level. The securities provide:

(i)	the possibility of a contingent fixed return at maturity if the final underlier level is equal to or greater than the initial underlier level;

(ii)	payment of the face amount at maturity if, and only if, the final underlier level is not less than the initial underlier level by more than the buffer amount; and

(iii)

exposure to the decrease in the level of the underlier from the initial underlier level if the final underlier level is less than the initial underlier level by more than the buffer amount, with exposure on a leveraged basis to any such decrease in excess of the buffer amount.

If the final underlier level is less than the initial underlier level by more than the buffer amount, you will lose some, and possibly all, of the face amount of your securities at maturity. All payments on the securities are subject to the credit risk of Wells Fargo.

Any positive return on the securities will be limited to the contingent fixed return, even if the final underlier level significantly exceeds the initial underlier level on the determination date. You will not participate in any appreciation of the underlier beyond the contingent fixed return.

The underlier is an equity index that is designed to measure the performance of the following sub-industry groups of the S&P® Total Market Index: asset management & custody banks, diversified banks, regional banks, other diversified financial services and thrifts & mortgage finance. The S&P® Total Market Index is a benchmark that measures the performance of the United States equity market. Wells Fargo & Company is one of the companies currently included in the underlier.

You should read this pricing supplement together with the prospectus supplement dated March 18, 2015 and the prospectus dated March 18, 2015 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated March 18, 2015 and Prospectus dated March 18, 2015 filed with the SEC on March 18, 2015:
http://www.sec.gov/Archives/edgar/data/72971/000119312515096449/d890684d424b2.htm

The original offering price of each security includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the trade date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities.

The S&P Banks Select Industry Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Wells Fargo & Company (“WFC”). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.

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Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the trade date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. As noted above, we determine the economic terms of the securities based upon an assumed funding rate that is generally lower than our secondary market rates. In contrast, in determining the estimated value of the securities, we value the debt component using a reference interest rate that generally tracks our secondary market rates. Because the reference interest rate is generally higher than the assumed funding rate, using the reference interest rate to value the debt component generally results in a lower estimated value for the debt component, which we believe more closely approximates a market valuation of the debt component than if we had used the assumed funding rate.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “Risk Factors—Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the trade date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the original issue date or during the 3-month period following the original issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the

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securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the securities, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the securities are held and to commercial pricing vendors. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the securities from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the securities at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the securities. As a result, if you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

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Investor Considerations

We have designed the securities for investors who:

•	seek a contingent fixed return at maturity so long as the final underlier level is equal to or greater than the initial underlier level;

•	desire payment of the face amount at maturity so long as the final underlier level is not less than the initial underlier level by more than the buffer amount;

•	desire to moderate any decline from the initial underlier level to the final underlier level in excess of the buffer amount through the buffer feature;

•

understand that the ability of the buffer feature to moderate any decline in the underlier in excess of the buffer amount is progressively reduced as the final underlier level declines because they will be exposed on a leveraged basis to any decline in the underlier in excess of the buffer amount;

•

understand that if the final underlier level is less than the initial underlier level by more than the buffer amount, they will be exposed to the decrease in the underlier from the initial underlier level, subject to the buffer feature, and will lose some, and possibly all, of the face amount of the securities;

•

understand that if the final underlier level is greater than the initial underlier level, the return they will receive at maturity will be limited to a contingent fixed return, regardless of the extent to which the final underlier level exceeds the initial underlier level;

•	are willing to forgo interest payments on the securities and dividends on securities included in the underlier; and

•	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	are unwilling to accept the risk that the final underlier level may decrease from the initial underlier level by more than the buffer amount;

•	seek a greater contingent fixed return at maturity;

•	seek full exposure to the upside performance of the underlier;

•	seek certainty of receiving the face amount of the securities at stated maturity;

•

are unwilling to purchase securities with an estimated value as of the trade date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

•	seek current income;

•	are unwilling to accept the risk of exposure to companies in the banking industry in the United States equity market;

•	seek exposure to the underlier but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

•	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the underlier generally, or to the exposure to the underlier that the securities provide specifically; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

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Terms of the Securities

Underlier:	S&P® Banks Select Industry™ Index

Trade Date:

Original Issue Date (settlement date):	Expected to be the fifth scheduled business day following the trade date.

Original Offering Price:	$1,000 per security; provided that the original offering price is $983.30 per security for investors purchasing the securities in certain fee-based advisory accounts.

Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

Cash Settlement Amount:	On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the cash settlement amount. The “cash settlement amount” per security will equal:

• if the final underlier level is greater than or equal to the initial underlier level, the maximum settlement amount;

• if the final underlier level is less than the initial underlier level but greater than or equal to the buffer level, $1,000; or

•

if the final underlier level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus the buffer amount times (c) $1,000.

If the final underlier level is less than the buffer level, you will lose some, and possibly all, of the face amount of your securities at maturity.

All calculations with respect to the cash settlement amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and the cash settlement amount will be rounded to the nearest cent, with one-half cent rounded upward.

Stated Maturity Date:

The “stated maturity date” will be set on the trade date and is expected to be the third scheduled business day following the determination date. If the determination date is postponed, the stated maturity date will be postponed to the third business day after the determination date as postponed. See “—Determination Date” and “Additional Terms of the Securities—Market Disruption Events” for information about the circumstances that may result in a postponement of the determination date. If the stated maturity date is not a business day, any payment required to be made on the securities on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York. The securities are not subject to redemption by Wells Fargo or repayment at the option of any holder of the securities prior to the stated maturity date.

Initial Underlier Level:	, the closing level of the underlier on the trade date.

Closing Level:

The “closing level” of the underlier on any trading day means the official closing level of the underlier reported by the underlier sponsor (as defined below) on such trading day, as obtained by the calculation agent on such trading day from the licensed third-party market data vendor contracted by the calculation agent at such time; in particular, taking into account the decimal precision and/or rounding convention employed by such licensed third-party market data vendor on such date. Currently, the calculation agent obtains market data from Thomson Reuters Ltd., but the calculation agent may change its market data vendor at any time without notice. The foregoing provisions of this definition of “closing level” are subject to the provisions set forth herein under “Additional Terms of the Securities—Market Disruption Events,” “—Adjustments to the Underlier” and “—Discontinuance of the Underlier.”

Final Underlier Level:	The “final underlier level” will be the closing level of the underlier on the determination date.

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Underlier Return:	The “underlier return” will be the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage.

Maximum Settlement Amount:

The “maximum settlement amount” will be set on the trade date and will be within the range of 115.04% to 117.69% of the face amount per security ($1,150.40 to $1,176.90 per security). As a result of the maximum settlement amount, the return on the face amount of the securities at maturity will be limited to a contingent fixed return of 15.04% to 17.69% of the face amount.

Buffer Level:	, which is equal to 90% of the initial underlier level.

Buffer Amount:	10%

Buffer Rate:	The “buffer rate” will be equal to the initial underlier level divided by the buffer level, or 100% divided by 90%, which is approximately 1.1111.

Determination Date:

The determination date will be determined on the trade date and is scheduled to be between 19 and 22 months following the trade date. If the originally scheduled determination date is not a trading day, the determination date will be postponed to the next succeeding trading day. The determination date is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”

Trading Day:

A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each security underlying the underlier are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

Relevant Stock Exchange:	The “relevant stock exchange” for any security underlying the underlier means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

Related Futures or Options Exchange:

The “related futures or options exchange” for the underlier means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the underlier.

Calculation Agent:	Wells Fargo Securities, LLC

No Listing:	The securities will not be listed on any securities exchange or automated quotation system.

Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations.”

Agent:

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $16.70 per security; provided that no concession will be allowed in connection with securities purchased in a fee-based advisory account at an original offering price of $983.30 per security.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount or concession received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RV73

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Hypothetical Payout Profile

The following profile is based on a hypothetical maximum settlement amount of 116.365% of the face amount or $1,163.65 per security (the midpoint of the specified range for the maximum settlement amount), a buffer level equal to 90% of the initial underlier level, a buffer rate of approximately 1.1111, a buffer amount of 10% and an original offering price of $1,000 per security. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual final underlier level, the actual maximum settlement amount, the actual price you pay for your securities and whether you hold your securities to maturity.

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Risk Factors

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

You May Lose Up To All Of Your Investment.

We will not repay you a fixed amount on the securities on the stated maturity date. The cash settlement amount will depend on the direction of and percentage change in the final underlier level relative to the initial underlier level and the other terms of the securities. Because the level of the underlier will be subject to market fluctuations, the cash settlement amount you receive may be more or less, and possibly significantly less, than the original offering price of your securities.

If the final underlier level is less than the initial underlier level by more than the buffer amount, the cash settlement amount will be less than the face amount per security and you will be exposed on a leveraged basis to the decline in the underlier beyond the buffer amount. As a result, you may receive less than, and possibly lose all of, the face amount per security at maturity even if the level of the underlier is greater than or equal to the initial underlier level or the buffer level at certain points during the term of the securities.

Your Return Will Be Limited By The Maximum Settlement Amount And May Be Lower Than The Return On A Direct Investment In The Underlier.

Your return on the securities will be subject to a maximum settlement amount. The opportunity to participate in the possible increases in the level of the underlier through an investment in the securities will be limited because the cash settlement amount will not exceed the maximum settlement amount regardless of how significantly the final underlier level may exceed the initial underlier level.

You Will Receive The Maximum Settlement Amount Only If The Final Underlier Level Is Equal To Or Greater Than The Initial Underlier Level.

You will be entitled to receive the maximum settlement amount at stated maturity only if the final underlier level is greater than or equal to the initial underlier level. If the condition to receiving the maximum settlement amount is not met, the amount you receive at stated maturity will be based solely on the performance of the underlier, subject to the buffer level and the buffer rate, and may be less than the original offering price per security and may be zero.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”

The Stated Maturity Date Of The Securities Is A Pricing Term And Will Be Determined By Us On The Trade Date.

We will not fix the stated maturity date until the trade date. The stated maturity date is expected to be the third scheduled business day following the determination date. Therefore, the term of the securities could be as short as the low end of the range and as long as the high end of the range for the determination date set forth on the cover page. You should be willing to hold your securities for up to the high end of the range set forth on the cover page. The stated maturity date selected by us could have an impact on the value of the securities.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue any securities included in the underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Estimated Value Of The Securities On The Trade Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the trade date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include (i)

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the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the original issue date or during the 3-month period following the original issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates, as discussed above under “Investment Description.”

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the level of the underlier at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value that you could receive for your security if you are able to sell it in the open market before the stated maturity date.

•

Underlier Performance. The value of the securities prior to maturity will depend substantially on the level of the underlier. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the underlier at such time is less than, equal to or not sufficiently above the initial underlier level.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•

Volatility Of The Underlier. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the underlier changes.

•

Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the underlier. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the underlier during the period of time still remaining to the stated maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current level of the underlier.

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•	Dividend Yields On The Securities Included In The Underlier. The value of the securities may be affected by the dividend yields on securities included in the underlier.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the underlier. Because several factors are expected to affect the value of the securities, changes in the level of the underlier may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the maximum settlement amount.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Your Return On The Securities Could Be Less Than If You Owned The Securities Included In The Underlier.

Your return on the securities will not reflect the return you would realize if you actually owned the securities included in the underlier. This is because any positive return on your securities will be limited to the contingent fixed return, regardless of any appreciation of the underlier. If, as of the determination date, the underlier has appreciated since the trade date by more than the percentage represented by the contingent fixed return, you will receive a lower return on the securities than you would have if you had invested directly in the securities included in the underlier. In addition, you will not receive the value of dividends or other payments paid with respect to the securities included in the underlier.

Historical Levels Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

The trading prices of the securities included in the underlier will determine the cash settlement amount payable at maturity to you. As a result, it is impossible to predict whether the closing level of the underlier will fall or rise compared to the initial underlier level. Trading prices of the securities included in the underlier will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the underlier do not provide an indication of the future performance of the underlier.

Changes That Affect The Underlier May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the underlier sponsor concerning the calculation of the underlier and the addition, deletion or substitution of securities comprising the underlier and the manner in which the underlier sponsor takes account of certain changes affecting such securities may affect the level of the underlier and, therefore, may affect the value of the securities and the cash settlement amount payable at maturity. The underlier sponsor may discontinue or suspend calculation or dissemination of the underlier or materially alter the methodology by which it calculates the underlier. Any such actions could adversely affect the value of the securities

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underlier.

Actions by any company whose securities are included in the underlier may have an adverse effect on the price of its security, the final underlier level and the value of the securities. We are currently one of the companies included in the underlier. The unaffiliated companies included in the underlier will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

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We And Our Affiliates Have No Affiliation With The Underlier Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the underlier sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the underlier. We have derived the information about the underlier sponsor and the underlier contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the underlier and the underlier sponsor. The underlier sponsor is not involved in the offering of the securities made hereby in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of the securities.

An Investment In The Securities Is Subject To Risks Associated With Investing In The Banking Industry.

The underlier, because it is concentrated in the banking industry, may be adversely affected not only by the performance of the companies in the banking industry, such as commercial banks whose businesses are derived primarily from commercial lending operations, companies primarily engaged in investment management and/or related custody and securities fee-based services, companies providing mortgage and mortgage related services and other financial institutions providing a diverse range of financial services, but may also be more susceptible to any single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The performance of companies in the banking sector may be affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector. Banks may also be subject to severe price competition.

The Stated Maturity Date Will Be Postponed If The Determination Date Is Postponed.

The determination date will be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the determination date or if the originally scheduled determination date is not a trading day. If such a postponement occurs, the stated maturity date will be postponed until three business days after the postponed determination date.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•

The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. WFS, which is our affiliate, will be the calculation agent for the securities. As calculation agent, WFS will determine the final underlier level and may be required to make other determinations that affect the return you receive on the securities at maturity. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on the scheduled determination date, which may result in postponement of the determination date; determining the final underlier level if the determination date is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; if the underlier is discontinued, selecting a successor underlier or, if no successor underlier is available, determining the final underlier level; and determining whether to adjust the closing level on the determination date in the event of certain changes in or modifications to the underlier. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and WFS’s determinations as calculation agent may adversely affect your return on the securities.

•

The estimated value of the securities was calculated by our affiliate and is therefore not an independent third-party valuation. WFS calculated the estimated value of the securities set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the securities set forth on the cover page of this pricing supplement is not an independent third-party valuation.

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•

Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the underlier. Our affiliates or any dealer participating in the offering of the securities or its affiliates may, at present or in the future, publish research reports on the underlier or the companies whose securities are included in the underlier. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the underlier or the companies whose securities are included in the underlier could adversely affect the level of the underlier and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the underlier from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the underlier or the companies whose securities are included in the underlier published on or prior to the trade date could result in an increase in the level of the underlier on the trade date, which would adversely affect investors in the securities by increasing the level at which the underlier must close on the determination date in order for investors in the securities to receive a favorable return.

•

Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the underlier may adversely affect the level of the underlier. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the underlier, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the level of the underlier and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the underlier. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

•

Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the underlier. We expect to hedge our obligations under the securities through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparties may acquire securities included in the underlier or listed or over-the-counter derivative or synthetic instruments related to the underlier or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparties have a long hedge position in any of the securities included in the underlier, or derivative or synthetic instruments related to the underlier or such securities, they may liquidate a portion of such holdings at or about the time of the determination date or at or about the time of a change in the securities included in the underlier. These hedging activities could potentially adversely affect the level of the underlier and, therefore, adversely affect the value of and your return on the securities.

•

Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the underlier. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in the underlier and other instruments relating to the underlier or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the level of the underlier and, therefore, adversely affect the value of and your return on the securities.

•

A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession, creating a further incentive for the participating dealer to sell the securities to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession for the sale of the securities to you, this projected hedging profit will be in addition to the concession, creating a further incentive for the participating dealer to sell the securities to you.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid derivative contracts that are “open transactions” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on

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various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the cash settlement amount) calculated as follows:

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Hypothetical Returns

The following table illustrates, for a hypothetical maximum settlement amount of 116.365% of the face amount or $1,163.65 per security (the midpoint of the specified range of the maximum settlement amount) and a range of hypothetical final underlier levels:

•	the hypothetical percentage change from the hypothetical initial underlier level to the hypothetical final underlier level; and

•	the hypothetical pre-tax total return.

The table below and the examples that follow assume that an investor purchases the securities for $1,000 per security.

Hypothetical underlier return	Hypothetical pre-tax total return
50.000%	16.365%
40.000%	16.365%
30.000%	16.365%
20.000%	16.365%
16.365%	16.365%
10.000%	16.365%
0.000%	16.365%
-5.000%	0.000%
-10.000%	0.000%
-11.000%	-1.111%
-15.000%	-5.556%
-25.000%	-16.667%
-50.000%	-44.444%
-75.000%	-72.222%
-100.000%	-100.000%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax return will depend on the actual final underlier level and maximum settlement amount.

If, for example, the underlier return were determined to be -75.000%, the loss on your securities at maturity would be approximately -72.222%, as shown in the table above. As a result, if you purchased your securities on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment. In addition, if the underlier return were determined to be 50.000%, the cash settlement amount that we would deliver on your securities at maturity would be limited to the maximum settlement amount, and the pre-tax return on your securities would therefore be limited to 16.365%, regardless of the underlier return of 50.00%, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any underlier return in excess of 16.365%.

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Additional Terms of the Securities

Wells Fargo will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as initial calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the cash settlement amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event or non-trading day has occurred;

•	determine if adjustments are required to the closing level of the underlier under various circumstances; and

•	if publication of the underlier is discontinued, select a successor underlier (as defined below) or, if no successor underlier is available, determine the closing level of the underlier.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)

The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of the underlier or any successor underlier at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.

(B)

The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the underlier or any successor underlier on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the underlier or any successor underlier on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the underlier or any successor underlier on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)

The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of the underlier or any successor underlier are traded or any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.

(F)	The relevant stock exchange for any security underlying the underlier or successor underlier or any related futures or options exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)

the relevant percentage contribution of a security to the level of the underlier or any successor underlier will be based on a comparison of (x) the portion of the level of such underlier attributable to that security and (y) the

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overall level of the underlier or successor underlier, in each case immediately before the occurrence of the market disruption event;

(2)

the “close of trading” on any trading day for the underlier or any successor underlier means the scheduled closing time of the relevant stock exchanges with respect to the securities underlying the underlier or successor underlier on such trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying the underlier or successor underlier for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to the underlier or successor underlier, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;

(3)

the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for the underlier or any successor underlier means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)

an “exchange business day” means any trading day for the underlier or any successor underlier on which each relevant stock exchange for the securities underlying the underlier or any successor underlier and each related futures or options exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on the determination date, then the determination date will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled determination date, that eighth trading day shall be deemed to be the determination date. If the determination date has been postponed eight trading days after the originally scheduled determination date and a market disruption event occurs or is continuing on such eighth trading day, the calculation agent will determine the closing level of the underlier on such eighth trading day in accordance with the formula for and method of calculating the closing level of the underlier last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange) on such date of each security included in the underlier. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange.

Adjustments to the Underlier

If at any time the sponsor or publisher of the underlier (the “underlier sponsor”) makes a material change in the formula for or the method of calculating the underlier, or in any other way materially modifies the underlier (other than a modification prescribed in that formula or method to maintain the underlier in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the underlier is to be calculated, calculate a substitute closing level of the underlier in accordance with the formula for and method of calculating the underlier last in effect prior to the change, but using only those securities that comprised the underlier immediately prior to that change. Accordingly, if the method of calculating the underlier is modified so that the level of the underlier is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the underlier in order to arrive at a level of the underlier as if it had not been modified.

Discontinuance of the Underlier

If the underlier sponsor discontinues publication of the underlier, and the underlier sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the underlier (a “successor underlier”), then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, the calculation agent will substitute the successor underlier as calculated by the relevant underlier sponsor or any other entity and calculate the final underlier level as described above. Upon any selection by the calculation agent of a successor underlier, Wells Fargo will cause notice to be given to holders of the securities.

In the event that the underlier sponsor discontinues publication of the underlier prior to, and the discontinuance is continuing on, the determination date and the calculation agent determines that no successor underlier is available at such time, the calculation agent will calculate a substitute closing level for the underlier in accordance with the formula for

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and method of calculating the underlier last in effect prior to the discontinuance, but using only those securities that comprised the underlier immediately prior to that discontinuance. If a successor underlier is selected or the calculation agent calculates a level as a substitute for the underlier, the successor underlier or level will be used as a substitute for the underlier for all purposes, including the purpose of determining whether a market disruption event exists.

If on the determination date the underlier sponsor fails to calculate and announce the level of the underlier, the calculation agent will calculate a substitute closing level of the underlier in accordance with the formula for and method of calculating the underlier last in effect prior to the failure, but using only those securities that comprised the underlier immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the underlier sponsor to calculate and announce the level of, the underlier may adversely affect the value of the securities.

Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the cash settlement amount, calculated as provided herein. The cash settlement amount will be calculated as though the date of acceleration were the determination date.

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The S&P® Banks Select IndustryTM Index

We obtained all information contained in this pricing supplement regarding the S&P® Banks Select Industry™ Index (referred to in this section as the “Banks Index”), including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”), the sponsor of the Banks Index. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Banks Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Banks Index in connection with the offer and sale of the securities.

General

The Banks Index is an equally-weighted index that is designed to measure the performance of the following sub-industry groups of the S&P® Total Market Index (the “S&P TM Index”): asset management & custody banks, diversified banks, regional banks, other diversified financial services and thrifts & mortgage finance. The S&P TM Index is a benchmark that measures the performance of the United States equity market. The S&P TM Index offers broad market exposure to companies of all market capitalizations, including all common equities listed on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Only United States companies are eligible for inclusion in the S&P TM Index. The Banks Index is one of the 25 S&P Select Industry Indices (collectively, the “Select Industry Indices” and each, a “Select Industry Index”), each designed to measure the performance of a sub-industry or group of sub-industries based on the Global Industry Classification Standards (“GICS”). The Banks Index includes financial institutions such as commercial banks whose businesses are derived primarily from commercial lending operations, companies primarily engaged in investment management and/or related custody and securities fee-based services, companies providing mortgage and mortgage related services and other financial institutions providing a diverse range of financial services. Each of the component stocks in the Banks Index is a constituent company within the relevant sub-industries of the S&P TM Index.

The Banks Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Index Inclusion Criteria

To be eligible for inclusion in a Select Industry Index, including the Banks Index, companies must be in the S&P TM Index, must be included in the relevant GICS sub-industry (e.g., regional banks) and must satisfy one of the two following combined size and liquidity criteria:

•	float-adjusted market capitalization above $500 million and float-adjusted liquidity ratio (“FALR”) above 90%; or

•	float-adjusted market capitalization above $400 million and FALR above 150%.

All companies satisfying the above requirements are included in the applicable Select Industry Index. The total number of companies in each Select Industry Index should be at least 35. If there are fewer than 35 stocks in a Select Industry Index, stocks from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date. Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their FALR falls below 50%.

Eligibility Factors

Market Capitalization. Float-adjusted market capitalization should be at least $400 million for index inclusion. Existing index components must have a float-adjusted market capitalization of $300 million to remain in the index at each rebalancing.

Liquidity. The liquidity measurement used is a liquidity ratio, defined by dollar value traded over the previous 12 months divided by float-adjusted market capitalization as of the index-rebalancing date. Stocks having a float-adjusted market capitalization above $500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Stocks having a float-adjusted market capitalization between $400 and $500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in a Select Industry Index at the quarterly rebalancing. The length of time to evaluate

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liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

Domicile. Only U.S. companies are eligible for inclusion in the Select Industry Indices.

Takeover Restrictions. At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the applicable Select Industry Index.

Turnover. S&P believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification. A Select Industry Index includes companies in the applicable GICS sub-industries.

Index Construction and Calculations

The Select Industry Indices are equally-weighted, with adjustments to constituent weights to ensure concentration and liquidity requirements, and calculated by the divisor methodology.

The initial divisor is set to have a base index value of 1000 on December 17, 1999. The index value is simply the index market value divided by the index divisor.

In order to maintain index series continuity, it is necessary to adjust the divisor at each rebalancing.

Constituent Weightings

At each quarterly rebalancing, stocks are initially equally-weighted using closing prices as of the second Friday of the last month of quarter as the reference price. Adjustments are then made to ensure that there are no stocks whose weight in the applicable Select Industry Index is more than can be traded in a single day for a $500 million portfolio.

S&P calculates a maximum basket liquidity weight for each stock in the applicable Select Industry Index using the ratio of its three-month average daily value traded to $500 million. Each stock’s weight in the applicable Select Industry Index is, then, compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight or its initial equal weight. All excess weight is redistributed across the applicable Select Industry Index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the applicable Select Industry Index has a weight greater than 4.5%. This step of the iterative weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P will make no further adjustments.

Timing of Changes

Additions. Companies are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new company will be added to the applicable Select Industry Index at the weight of the deleted constituent. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements. The merged company will be added to the applicable Select Industry Index at the weight of the pre-merger index constituent. If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction. In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action. If the S&P TM Index treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the applicable Select Industry Index will treat the spin-off this way as well.

Deletions. A company is deleted from the applicable Select Industry Index if the S&P TM Index drops the constituent. If a constituent deletion causes the number of companies in the relevant index to fall below 22, each stock deletion is accompanied with a stock addition. In case of GICS changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Index Maintenance

The membership of the Select Industry Indices is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

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The tables below summarize the types of index maintenance adjustments and indicate whether or not an index adjustment is required.

S&P TM Index Actions

S&P TM Index Action	Adjustment Made to index	Divisor Adjustment?

Constituent deletion	If the constituent is a member of the applicable Select Industry Index, it is dropped.	Yes
Constituent addition	Only in cases where the deletion causes the component count to fall below 22 stocks, then the dropped stock is accompanied by an add assuming the weight of the dropped stock.	No, except in the case of stocks removed at $0.00

For equal and modified market cap weighted indices, when a stock is removed from an index at a price of $0.00, the stock’s replacement will be added to the index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.

Share changes between quarterly share adjustments	None.	No
Quarterly share changes	There is no direct adjustment, however, on the same date the applicable Select Industry Index rebalancing will take place.	Only because of the index rebalancing.
GICS change	None. If, after the GICS change, a company no longer qualifies to belong to the applicable Select Industry Index, it is removed at the next rebalancing.	No

Corporate Actions

Corporate Action	Adjustment Made to index	Divisor Adjustment?

Spin-off

In general, both the parent company and spin-off companies will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index. When there is no market-determined price available for the spin, the spin is added to the index at zero price at the close of the day before the ex-date.

No
Rights Offering

The price is adjusted to the price of the parent company minus (the price of the rights subscription/rights ratio). Index shares change so that the company’s weight remains the same as its weight before the rights offering.

No
Stock Dividend, Stock Split, Reverse Stock Split	Index shares are multiplied by and price is divided by the split factor.	No
Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	None.	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

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Historical Information

We obtained the closing levels set forth in the graph below from Bloomberg Financial Markets without independent verification.

The historical performance of the underlier should not be taken as an indication of the future performance of the underlier during the term of the securities.

The following graph sets forth the daily closing levels of the underlier for each day in the period from January 1, 2006 through September 7, 2016. The closing level on September 7, 2016 was 742.31.

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Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

•

the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

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Each purchaser or holder of the securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

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United States Federal Tax Considerations

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public, and hold the security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a security;

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the securities.

We will not attempt to ascertain whether any of the issuers of the underlying stocks of the underlier (the “underlying stocks”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any of the issuers of the underlying stocks were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a non-U.S. holder (as defined below) and in the case of a PFIC if you are a U.S. holder (as defined below), upon the sale, exchange or other disposition of the securities. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying stocks and consult your tax adviser regarding the possible consequences to you if any of the issuers of the underlying stocks is or becomes a USRPHC or PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the alternative minimum tax or of the Medicare tax on investment income. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid derivative contract that is an “open transaction” for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities. Unless otherwise

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indicated, the following discussion is based on the treatment of the securities as prepaid derivative contracts that are “open transactions.”

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities, you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the securities that are sold, exchanged or retired. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should be long-term capital gain or loss if at the time of the sale, exchange or retirement you held the securities for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them. It is possible, for example, that the securities could be treated as debt instruments governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that case, regardless of your method of tax accounting for U.S. federal income tax purposes, you would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, in each year that you held the securities, even though we are not required to make any payment with respect to the securities prior to maturity. In addition, any gain on the sale, exchange or retirement of the securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the possible alternative treatments of an investment in the securities and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

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•	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

Sale, Exchange or Retirement of the Securities. Subject to the possible application of Section 897 of the Code, you generally should not be subject to U.S. federal income or withholding tax in respect of amounts paid to you, provided that income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. If you are such a holder and you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. If all or any portion of a security were recharacterized as a debt instrument, subject to the possible application of Section 897 of the Code and the discussion below regarding FATCA, any payment made to you with respect to the security generally should not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the security is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the securities are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which income with respect to instruments such as the securities should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

If you are an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities, and the proceeds of a sale, exchange or other disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or

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periodical” income. If the securities were treated as debt instruments, the withholding regime under FATCA would apply to any amounts treated as interest. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. If you are a non-U.S. holder, or a U.S. holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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